Exhibit 99.1

NEWS RELEASE
CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries (972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE

DRG&E (713) 529-6600

TGC Industries Declares 5% Stock Dividend

PLANO, TEXAS – March 31, 2006 – TGC Industries, Inc. (AMEX: TGE) today announced a five percent (5%) stock dividend on its outstanding Common Stock. Shareholders of record as of April 11, 2006 will receive the stock dividend for each share owned on that date, payable on April 25, 2006.

Cash in lieu of fractional shares will be paid to shareholders based on the last sales price of the Company’s stock on the record date. As of March 30, 2006, TGC Industries had 14,867,609 shares of Common Stock outstanding.

The Company stated that the stock dividend is being paid in recognition of TGC’s continuing growth and favorable long-term outlook.

TGC Industries, Inc., based in Plano, Texas, with a branch office in Houston, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in the press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.